As filed with the Securities and Exchange Commission on October 5, 2004

Registration No.  333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
___________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

WILSHIRE BANCORP, INC.
(Exact name of registrant as specified in its charter)

California	20-0711133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3200 Wilshire Blvd.
Los Angeles, California 90010
(213) 387-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

1997 Stock Option Plan of Wilshire State Bank
(Full title of plan)

Soo Bong Min
President and Chief Executive Officer
Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010
(213) 387-3200
(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________
Copies to:
Jenkens & Gilchrist, LLP Attn: Kenneth M.H. Hoff, Esq. 12100 Wilshire Boulevard, Fifteenth Floor Los Angeles, California 90025 Phone: (310) 820-8800
__________
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Number To Be Registered (1)	Proposed Maximum Offering Price(2)	Aggregate Offering Price (2)	Registration Fee
Common Stock, no par value	1,051,628	$30.90	$32,495,305.20	$4,117.16

(1)   Pursuant to Rule 416 under the Securities Act, the number of shares registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding shares, including a stock dividend or stock split.

(2)  Estimated solely for the purpose of calculating the registration fee for the shares of common stock registered herewith based on the market price of the common stock ($30.90 per share) on September 30, 2004, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act.

EXPLANATORY NOTE

Wilshire Bancorp, Inc. (the "Company") is a California corporation that was incorporated for the sole purpose of becoming the holding company of Wilshire State Bank upon the consummation of the reorganization between the Company, Wilshire State Bank and Interim Wilshire Bancorp, Inc. pursuant to an Agreement and Plan of Merger. The reorganization was completed on August 26, 2004.

Pursuant to the Agreement and Plan of Merger, Wilshire Bancorp, Inc. assumed the obligations of Wilshire State Bank under the 1997 Stock Option Plan of Wilshire State Bank. Consequently, such options are no longer exercisable for shares of Wilshire State Bank common stock, but, instead, constitute options to acquire shares of Wilshire Bancorp, Inc. common stock. This Registration Statement covers shares of our common Stock that may be issued under the 1997 Stock Option Plan identified on the cover page of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1.        Plan Information.

The information required by Part I is included in documents to be sent or given to the participants.

Item 2.    Registration Information and Employee Plan Annual Information.

Upon written or oral request, Wilshire Bancorp, Inc., a California corporation (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to Wilshire Bancorp, Inc., Attention: Brian E. Cho, Chief Financial Officer, 3200 Wilshire Blvd., Los Angeles, California 90010. Our telephone number is (213) 387-3200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus, but before the end of this offering, will be deemed to be incorporated by reference.

The Commission allows us to incorporate by reference information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below, which we have previously filed with the Commission. These documents contain important information about us, our business and our finances:

•	Prospectus filed pursuant to Rule 424(b)(3) of the Securities Act, as filed on July 26, 2004, as part of our Registration Statement on Form S-4 under the Securities Act (No. 333-114142).

•	Annual Report of Wilshire State Bank on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2003, as filed with the Federal Deposit Insurance Corporation.

•	Current Report on Form 8-K filed August 31, 2004.

•	Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2004.

•	The description of our common stock contained in our registration statements filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

If you request, either orally or in writing, we will provide to you a copy of any or all documents which are incorporated by reference. We will provide these documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to: Wilshire Bancorp, Inc., Attention: Brian E. Cho, Chief Financial Officer, 3200 Wilshire Blvd., Los Angeles, California 90010, (213) 387-3200.

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You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

Item 5.    Interests of Named Experts and Counsel.
Jenkens & Gilchrist, LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered in this prospectus for us.

Item 6.    Indemnification of Officers and Directors.
Section 317 of the California General Corporation Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CGCL provides that a corporation's articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its s hareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors' liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation's articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation's shareholders for any violation of a director's fiduciary duty to the corporation or its shareholders.

In accordance with Section 317, the Registrant's Articles of Incorporation (the "Articles") limit the liability of a director to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Registrant to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Registrants Bylaws further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

The indemnification provisions contained in Registrant's Bylaws are not exclusive of any other rights to which a person may be entitled under any statute, provision of the Articles, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. In addition, Registrant may maintain insurance on behalf of its directors and officers. The rights conferred to any person under the Bylaws with respect to indemnification continue as to a person who has ceased to be a director, officer, employee or other agent and inures to the benefit of such person's heirs, executors and administrators.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, and the Bylaws and are qualified in their entirety by reference thereto.

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Item 8    Exhibits.

4.1     1997 Stock Option Plan of Wilshire State Bank (1)
5.1      Opinion of Jenkens & Gilchrist, LLP
23.1   Consent of Deloitte & Touche LLP
23.2    Consent of Jenkens & Gilchrist, LLP (included in Exhibit 5.1 hereto)
24.1    Power of Attorney (included on signature page of this Registration Statement)
___________

(1)	Filed as part of our Registration Statement on Form S-4, as filed with the Commission on April 1, 2004, and as amended

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Ru le 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on October 5, 2004.

WILSHIRE BANCORP, INC.

By:	/s/ Brian E. Cho
Brian E. Cho
Chief Financial Officer

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POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Soo Bong Min and Brian E. Cho, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that sa id attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mel Elliot Mel Elliot	Director	October 5, 2004
/s/ Larry D. Greenfield, M.D. Larry D. Greenfield, M.D.	Director	October 5, 2004
/s/ Soo Bong Min Soo Bong Min	President, Chief Executive Officer and Director	October 5, 2004
/s/ Kyu-Hyun Kim Kyu-Hyun Kim	Director	October 5, 2004
/s/ Steven Koh Steven Koh	Chairman and Director	October 5, 2004
/s/ Richard Y. Lim Richard Y. Lim	Director	October 5, 2004
/s/ Fred F. Mautner Fred F. Mautner	Director	October 5, 2004
/s/ Young H. Pak Young H. Pak	Director	October 5, 2004

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Signature	Title	Date
/s/ Harry Siafaris Harry Siafaris	Director	October 5, 2004
/s/ Forrest I. Stichman Forrest I. Stichman	Director	October 5, 2004
/s/ Gapsu Kim Gapsu Kim	Director	October 5, 2004
/s/ Donald D. Byun Donald D. Byun	Director	October 5, 2004
/s/ Brian E. Cho Brian E. Cho	Chief Financial Officer and Corporate Secretary	October 5, 2004

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